Exhibit 10.17

CURTISS-WRIGHT CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
As Amended Through August 29, 2008

FIRST INSTRUMENT OF AMENDMENT

Recitals:

1.

Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss-Wright Corporation Executive Deferred Compensation Plan (the “Plan”) and has caused the Plan to be amended and restated with respect to compensation earned after December 31, 2004, including amendments adopted through August 29, 2008.

2.

Subsequent to the most recent amendment, the Company has decided to amend the Plan to provide for adding interest to a distribution that is delayed because the participant is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code.

3.	Section 7.01 of the Plan permits the Company to amend the Plan, by written instrument, at any time and from time to time.

4.	Section 7.02 authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company if they are administrative in nature or have no material financial impact on the Company.

Amendment to the Plan:

1.	Section 1.21 is amended, effective January 1, 2011, by adding a new sentence to read as follows:

Notwithstanding the foregoing, in any case where Section 4.06 requires a delay in making a single sum payment to a Participant who has retired or terminated from employment, the Valuation Date for determining the amount of such payment shall be the last day of the sixth month following the month in which the retirement or termination occurs.

2.	Section 4.06 is amended, effective January 1, 2011, by adding a paragraph to read as follows:

In any case where this Section 4.06 requires a delay in making a single sum payment to a Participant, the amount of such payment shall be determined as of the applicable Valuation Date under Section 1.21. In any case where this Section 4.06 requires a delay in making an installment payment to a Participant, the amount of such installment payment shall be calculated as provided in Section 4.02(c) or 4.03(d) (as applicable) and then increased with interest at the rate specified under Section 3.03 for the period extending from the last day of the calendar year preceding the year of payment until the last day of the sixth month following the month in which the Participant’s retirement or termination occurs.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2011.

Curtiss-Wright Corporation
Administrative Committee

By:

Date:

2